Exhibit 4.85

Drillship Kithira Owners Inc. (the Owner) Dryships Inc. (the Sponsor) c/o Cardiff Marine Inc. 80 Kifissias Avenue GR-151 Amaroussion Greece	Deutsche Bank Luxembourg S.A.
International Loans & Agency Services
PO Box 5 86
L-2015 Luxembourg

2, Boulevard Konrad Adenauer
L-1115 Luxembourg

Franz-Josef Ewerhardy
Direct Line: (+352) 4 21 22 - 552
Direct Fax: (+352) 4 21 22 - 95771
franz-josef.ewerhardy@db.com

23 June 2010

For the attention of: Mr. Ziadh Nakhleh

Facility Agent’s Consent Letter

Dear Sirs,

US$562,500,000 credit facility agreement dated 18 July 2008 as amended and supplemented by the supplemental agreement dated 17 September 2008, the supplemental agreement no. 2 dated 18 December 2008 and the supplemental agreement no. 3 dated 29 January 2010 (the Credit Agreement) between (among others) Drillship Kithira Owners Inc. (the Owner), certain Lenders referred to in the Credit Agreement, Deutsche Bank Luxembourg S.A as Facility Agent and Deutsche Bank AG Filiale Deutschlandgeschäft as Security Trustee.

1.	Interpretation

(a)	We refer to the Credit Agreement. Capitalised terms defined in the Credit Agreement have the same meaning when used in this letter unless expressly defined in this letter.

(b)	The provisions of clause 1.2 (Construction) of the Credit Agreement apply to this letter as though they were set out in full in this letter except that references to the Credit Agreement are to be construed as references to this letter.

Deutsche Bank Luxembourg Société Anonyme, Luxembourg
2, boulevard Konrad Adenauer, L-1115 Luxembourg
Registre de Commerce et des Sociétés (R.C.S ) Nr. B 9164
Vorsitzender des Verwaltungsrats: Hugo Bänziger	Umsatzsteuer ID Nr. LU 10879133
Geschäftsleitung: Ernst Wilhelm Contzen (Vorsitzender),	Aufsichtsbehörde Commission de Surveillance du Secteur Financier (CSSF)
Christian Funke, Klaus-Michael Vogel	Deutsche Bank Luxembourg S.A im Internet: www.db.com/luxermbourg

2.	Request for consent

(a)	Pursuant to Clause 16.17(b)(iv) of the Credit Agreement, the Owner may not without the consent of the Facility Agent (acting on the instructions of the Majority Lenders acting reasonably), permit (and will procure that the Other Owner shall not permit) any amendments, changes or variations to, or assignments, transfers, termination, suspension or abandonment of any of the Other Shipbuilding Contract (and to the extent necessary it will procure the Other Owner will withhold its or their consent to any such amendment, change, variation, assignment, transfer, termination, suspension or abandonment) other than an amendment of a non-material or administrative nature.

(b)	The Owner has approached us and notified us that the Other Owner (being Drillship Hydra Owners Inc.) intends to finance the acquisition of the Other Vessel (being the drillship with hull number 1837) from the Builder by way of a bond (the Bond) which will be offered to potential investors. It is contemplated that the repayment of the Bond by the Other Owner would be secured by, amongst other things, an assignment by way of security of the Other Owner’s rights under the Other Shipbuilding Contract and, upon delivery of the Other Vessel, a mortgage over the Other Vessel (together, the Security). The Security would be created in favour of, and held by a bondholder security trustee (the Bondholder Trustee) on behalf of the Bond investors.

(c)	Consequently and pursuant to Clause 16.17(b)(iv) of the Credit Agreement, the Owner has requested that the Lenders consent to the Owner permitting the Other Owner to assign its rights under the Other Shipbuilding Contract to the Bondholder Trustee by way of security.

(d)	In considering the requested consent referred to in Clause 2(c) above, the Owner has noted that under the terms of the acknowledgements of the assignments of the Shipbuilding Contract and the Sister Shipbuilding Contract, each dated 8 August 2008, the Builder has also undertaken directly to the Security Trustee not to agree to any amendments to the terms of the Other Shipbuilding Contract without the prior written consent of the Security Trustee.

(e)	The Lenders have consented to the Owner permitting the Other Owner to assign its rights under the Other Shipbuilding Contract to the Bondholder Trustee by way of security.

(f)	Accordingly, we are authorised to confirm that the Owner may permit the Other Owner to assign its rights under the Other Shipbuilding Contract to the Bondholder Trustee by way of security.

3.	Reservation of rights

Each Finance Party reserves any other right or remedy it may have now or subsequently. This letter does not constitute a waiver of any right or remedy.

4.	Miscellaneous

(a)	This letter is a Finance Document.

(b)	Except as expressly waived by this letter, each Finance Document continues in full force and effect.

(c)	Notwithstanding any consents given in this letter and the Owner to permit the Other Owner to assign its rights under the Other Shipbuilding Contract to the Bondholder Trustee by way of security (including, without limitation, Clause 2(e)), the Sponsor Construction and Post-Delivery Guarantee continues in full force and effect and the Sponsor acknowledges and confirms this by countersigning this letter.

5.	Governing law and jurisdiction

(a)	This letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

(b)	Clause 36 of the Credit Agreement shall apply to this letter as if set out in full herein and as if reference to the Owner were references to the Owner and the Sponsor.

If you agree to the terms of this letter, please sign where indicated below.

Yours faithfully,

/s/ Ewerhardy
For
DEUTSCHE BANK LUXEMBOURG S.A. as Facility Agent

FORM OF ACKNOWLEDGEMENT

We agree to the terms of this letter.

/s/ Dimitrios Glynos
For
DRILLSHIP KITHIRA OWNERS INC.

Date: 24 June 2010

/s/ Ziad Nakhleh
For
DRYSHIPS INC.
Date: 24 June 2010

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